Exhibit 10.1

PURCHASE OPTION AGREEMENT

This PURCHASE OPTION AGREEMENT (this “Agreement”) is made and entered into effective as of July 6, 2010 (the “Effective Date”), by and among DirectStar TV, LLC, a North Carolina limited liability company (“DirectStar”); MasTec, Inc., a Florida corporation (“MasTec”); MasTec North America, Inc., a Florida corporation (“MasTec North America”); Funraisers PR, LLC, a North Carolina limited liability company (“Funraisers”); Red Ventures, LLC, a North Carolina limited liability company (“Red Ventures”), RV Rewards, LLC, a North Carolina limited liability company (“RV Rewards”); and Ricardo Elias, Daniel S. Feldstein and Mark A. Brodsky (collectively, and together with RV Rewards, the “Red Ventures Parties”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to that certain Membership Interest Purchase Agreement, effective as of October 1, 2008, by and among DirectStar, MasTec, MasTec North America, Red Ventures, and the other parties thereto (the “Funraisers Purchase Agreement”);

WHEREAS, MasTec, MasTec North America, and Red Ventures are parties to certain Membership Interest Purchase Agreement, effective as of February 1, 2007, by and among DirectStar, MasTec, MasTec North America, Red Ventures, and the other parties thereto, as amended from time to time (the “DirectStar Purchase Agreement”);

WHEREAS, Red Ventures is entitled to certain earn-out payments (the “Earn-Out Payments) pursuant to the Funraisers Purchase Agreement and the DirectStar Purchase Agreement, all as more specifically described in such agreements;

WHEREAS, MasTec and MasTec North America own beneficially and of record all the issued and outstanding membership interests of DirectStar; and

WHEREAS, DirectStar, and its wholly-owned subsidiary Funraisers are engaged in the business of providing marketing, advertising, promotion, sales and activities related to obtaining satellite television, cable television and internet data delivery by satellite activations, and related programming packages, subscription, contracting and warranty services to DirectStar customer DirecTV and to any current or future customers of DirectStar or any of its Subsidiaries to whom DirectStar or any of its Subsidiaries provides such activities and services (the “DirectStar Business”); and

WHEREAS, MasTec desires to grant Red Ventures an option to purchase the DirectStar Business, through an acquisition of all the outstanding equity interests of DirectStar and its Subsidiaries, including, without limitation, Funraisers;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with, such Person. For purposes of this Agreement, (i) the Red Ventures Parties and all of their Affiliates will be deemed to be Affiliates of Red Ventures and (ii) Red Ventures and the Red Ventures Parties will not be deemed to be Affiliates of DirectStar or any of its Subsidiaries unless and until and then only to the extent that Red Ventures reacquires any membership interests in DirectStar or any of its Subsidiaries or any of their respective assets. As used in this definition, (i) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract or credit arrangement or otherwise and (ii) the terms “controls,” “controlled by,” and “under common control with” shall have correlative meanings.

“Beginning Net Book Value” shall mean the shareholders equity (less any intercompany amounts) as reflected in DirectStar’s and its Subsidiaries’ consolidated balance sheet as of May 31, 2010 as prepared by MasTec in accordance with GAAP.

“Cash” means cash and cash equivalents of DirectStar and its Subsidiaries (including marketable securities and short term investments) on hand or on deposit as of the applicable date (the calculation of which shall contain a deduction for all claims against such cash and cash equivalents represented by outstanding checks, drafts or similar instruments dated prior to such applicable date which were issued in the ordinary course consistent with past practices and which have not been applied against the cash balances of DirectStar and its Subsidiaries as of such applicable date.

“Factor” shall be equal to $25,000,000.

“GAAP” means generally accepted accounting principles in the United States as consistently applied by MasTec and its Affiliates.

“Option Period” means the period commencing on January 1, 2011 and ending at 11:59 p.m. on September 30, 2011.

“Option Related Operating Period” shall mean the period beginning January 1, 2010 and ending on the last day of the month ending immediately prior to the Closing Date.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind.

“Subsidiary” or “Subsidiaries’” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than a majority of the equity and a majority of the ordinary voting power are, as of such date, owned by such party.

“Television and Satellite Internet IP” shall mean the portfolio of domain names and associated website content relating to television and satellite internet owned by MasTec and its Affiliates (but excluding any domain names including the term “MasTec”) which are more specifically described on Schedule A attached hereto.

Section 2. Purchase Option.

(a) DirectStar Option. MasTec and MasTec North America hereby grant to Red Ventures an option to purchase one hundred percent (100%) of the issued and outstanding equity interests of DirectStar (the “DirectStar Option”), now existing or hereafter issued, at any time during the Option Period. Red Ventures may exercise the DirectStar Option by delivering written notice to MasTec North America of its election to exercise at any time during the Option Period.

(b) Aggregate Exercise Price. The aggregate exercise price of the DirectStar Option shall be equal to the sum of (A) the Beginning Net Book Value plus (B) the Adjusted Net Income (as defined in the Funraisers Purchase Agreement) for the Option Related Operating Period multiplied by five percent (5%) plus (C) the Factor.

(c) Closing. The closing of the purchase shall take place on the sixtieth day following the date of the notice of exercise or such other date as may be agreed upon by MasTec, MasTec North America and Red Ventures (the “Closing Date”). Red Ventures shall pay the aggregate exercise price in cash by wire transfer of immediately available funds at closing. Immediately prior to the closing of the purchase, any Cash of DirectStar and its Subsidiaries in excess of the amount of any accrued but unpaid Earn-Out Payments shall be distributed to DirectStar’s members. MasTec, MasTec North America and their respective Affiliates shall execute a purchase agreement, which (A) shall not include any representations, warranties, covenants, agreements or other provisions of MasTec, MasTec North America or their Affiliates which are more onerous than those of Red Ventures in the DirectStar Purchase Agreement, (B) shall not include any post closing covenants from MasTec, MasTec North America or any of their Affiliates, and (C) shall include representations, warranties, covenants and agreements (including indemnification) from Red Ventures no less than those provided by MasTec or MasTec North America in the DirectStar Purchase Agreement. In addition to such purchase agreement, MasTec, MasTec North America and their respective Affiliates shall execute and deliver all documents that are necessary to effect the transfer of the DirectStar equity interests to Red Ventures, free and clear of all liens, encumbrances, guarantees and other restrictions, but without any provisions which would frustrate the purpose and intent of the immediately prior sentence. In connection with the purchase of the DirectStar equity interests, the parties also agree that at the closing of the purchase: (x) the DirectStar-MasTec Agreement dated July 1, 2009 regarding lead generation and sales of DirecTV personnel shall be amended to extend the term of such agreement for an additional three (3) years, (y) MasTec and its Affiliates shall transfer and convey to DirectStar for no additional consideration the Television and Satellite Internet IP, free and clear of all liens, encumbrances and other restrictions, and (z) MasTec and its Affiliates shall transfer and convey to DirectStar for no additional consideration the fixed assets set forth on Schedule B, free and clear of all liens, encumbrances and other restrictions. Upon execution of the purchase agreement and such other documents, Funraisers, DirectStar, the Red Ventures Parties, Red Ventures and their Affiliates shall fully release any and all claims they may have against MasTec, MasTec North America and their Affiliates from the beginning of the world to the Closing Date and following such date MasTec, MasTec North America and their Affiliates shall have no further obligations of any kind to Funraisers, DirectStar, Red Ventures Parties, Red Ventures and their Affiliates, except those contained in the purchase agreement.

(d) Pre-Closing Covenant. Commencing on the date hereof and continuing through the later of (i) the expiration of the Option Period and (ii) the Closing Date, Red Ventures shall operate DirectStar and its Subsidiaries in the ordinary course of business, consistent with past practice, and shall not accelerate any payments by DirectStar or its Subsidiaries or delay the collection of amounts owed to DirectStar and its Subsidiaries.

Section 3. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4. Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.

Section 5. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (1) delivered by hand (with written confirmation of receipt), (2) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (3) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties in accordance with this Section 5):

Red Ventures or any of the Red Ventures Parties:	Red Ventures, LLC 1091A 521 Corporate Center Drive Indian Land, SC 29707 Attn: Ricardo Elias, President & CEO Facsimile: (704) 943-3789

With a copy (which shall not constitute notice) to:	Womble Carlyle Sandridge & Rice, PLLC 301 S. College Street, Suite 3500 Charlotte, NC 28202 Attn: Jeffrey S. Hay Facsimile: (704) 343-4859

DirectStar, Funraisers, MasTec North America, and MasTec	MasTec, Inc. 800 Douglas Road Coral Cables, FL 33134 Attn: Jose Mas, Chief Executive Officer Alberto de Cardenas, Esq., General Counsel Facsimile: (305) 406-1900

With a copy (which shall not constitute notice) to:	Greenberg, Traurig P.A. 1221 Brickell Avenue Miami, Florida 33131 Attn: David Barkus, Esq. Facsimile: (305) 961-5724

Section 6. Assignment; Binding Effect. Except as otherwise provided herein, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, directly or indirectly, by operation of law or otherwise, by any of the parties without the prior written consent of all other parties, and any such assignment that is not consented to shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns

Section 7. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8. Recitals Incorporated by Reference. The Recitals are hereby incorporated into and made a part of this Agreement.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

Section 10. Legal Fees. If legal proceedings are commenced in connection with this Agreement, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys’ fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

Section 11. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 13. Further Assurances. The parties agree (1) to furnish upon request to each other such further information, (2) to execute and deliver to each other such other documents, and (3) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 14. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transactions, including all fees and expenses of agents, representatives, counsel and accountants. For clarification of doubt, all expenses of Red Ventures and the Red Ventures Parties incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transactions shall be paid by Red Ventures and the Red Ventures Parties directly and will not be expensed to DirectStar or Funraisers and all expenses of MasTec North America and DirectStar incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transactions shall be paid by MasTec North America and will not be expensed to DirectStar or Funraisers.

Section 15. Public Announcements. Any public announcement or similar publicity with respect to this Agreement shall be issued, if at all, at such time and in such manner as mutually agreed to by MasTec and Red Ventures; provided, however, that the provisions of this Section 15 will not prohibit (a) any disclosure required by any applicable legal requirement, including any disclosure necessary or desirable to provide proper disclosure under the securities laws or under any rules or regulations of any securities exchange on which the securities of such party or its Affiliates may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the contemplated transactions to the extent in (a) or (b) in the case of MasTec and its Affiliates, MasTec provides Red Ventures a reasonable opportunity to review the disclosure (such opportunity to be based upon the disclosure requirements and other circumstances surrounding such disclosure), but Red Ventures shall not have the right to prevent or change the disclosure in any way.

[Signatures contained on the following pages]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Effective Date.

DIRECTSTAR:

DirectStar TV, LLC

By:	/s/ Daniel S. Feldstein
Name: Daniel S. Feldstein
Title: Vice President

RED VENTURES:

Red Ventures, LLC

By:	/s/ Mark A. Brodsky
Name: Mark A. Brodsky
Title: Chief Financial Officer

RV REWARDS:

RV Rewards, LLC

By:	/s/ Mark A. Brodsky
Name: Mark A. Brodsky
Title: Manager

FUNRAISERS:

Funraisers PR, LLC

By:	Red Ventures, LLC, its Manager

	By:	/s/ Mark A. Brodsky
Name: Mark A. Brodsky
Title: Chief Financial Officer

MASTEC NORTH AMERICA

MasTec North America, Inc.

By:	/s/ Jose R. Mas
Name:
Title:

MASTEC:

MasTec, Inc.

By:	/s/ Jose R. Mas
Name:
Title

RED VENTURE PARTIES:

Ricardo Elias

/s/ Ricardo Elias

Daniel S. Feldstein

/s/ Daniel S. Feldstein

Mark A. Brodsky

/s/ Mark A. Brodsky